Exhibit 5.13

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460
www.lw.com

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To: Tomkins, LLC 1551 Wewalta Street Denver CO 80202	London Los Angeles Madrid Milan	Singapore Tokyo Washington, D.C.

Tomkins, Inc.
1551 Wewalta Street
Denver
CO 80202

24 June 2011

Dear Sirs

Re:	Registration Statement on Form F-4 relating to the $1,150,000,000 9% Senior Secured Second Lien Notes due 2018 (the “New Notes”) of Pinafore, LLC and Pinafore, Inc. (the “Issuers”)

We have acted as English legal advisers to the Issuers and each of the companies listed in Schedule 3 (the “English Guarantors”) in connection with the filing of the registration statement on From F-4 originally filed on • June 2011 by the Issuers and its co-registrants listed therein with the Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), as the same may be amended from time to time (the “Registration Statement”). The New Notes are to be issued pursuant to the terms of the indenture dated 29 September 2010, as supplemented by the First Supplemental Indenture dated as of 18 November 2010, the Second Supplemental Indenture dated as of 21 December 2010, the Third Supplemental Indenture dated as of 23 December 2010, the Fourth Supplemental Indenture dated as of 20 January 2011, the Fifth Supplemental Indenture dated as of 23 February 2011, the Sixth Supplemental Indenture dated as of 24 February 2011 and the Seventh Supplemental Indenture dated as of 3 March 2011, filed as exhibits to the Registration Statement and entered into between, among others, the Issuers, the English Guarantors and Wilmington Trust FSB as trustee (together, the “Indenture”). Upon the Registration Statement becoming effective pursuant to the Securities Act, the Issuer will offer to exchange up to $1,150,000,000 in aggregate principal amount of the New Notes and the related Guarantees for up to $1,150,000,000 in aggregate principal amount of the Issuer’s outstanding 9% Senior Secured Second Lien Notes due 2018 (the “Existing Notes”).

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers or European lawyers. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

24 June 2011

1.	INTRODUCTION

1.1	Purpose

This letter is being rendered to you pursuant to Form F-4 and Reg S-K Item 601(b)(5) of the Securities Act.

1.2	Defined terms and headings

In this letter:

1.2.1	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Indenture unless a contrary indication appears; and

1.2.2	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter we have reviewed only the following documents and conducted only the following enquiries and searches:

1.3.1	searches at Companies House in respect of each of the English Guarantors on 24 June 2011 (the “Searches”);

1.3.2	enquiries by telephone at the Central Index of Winding Up Petitions, London on 24 June 2011 with respect to each of the English Guarantors at the times set out below (the “Enquiries”):

ACD Tridon (Holdings) Limited at 10:29 a.m.

Air System Components Investments China Limited at 10:30 a.m.

Beta Naco Limited at 10:30 a.m.

British Industrial Valve Company Limited at 10:32 a.m.

Gates Auto Parts Holdings China Limited at 10:33 a.m.

Gates Engineering & Services UK Holdings Limited at 10:33 a.m.

Gates Fluid Power Technologies Investments Limited at 10:33 a.m.

Gates Holdings Limited at 10:33 a.m.

Gates PowerTrain UK Limited at 10:33 a.m.

H Heaton Limited at 10:33 a.m.

Olympus (Ormskirk) Limited at 10:32 a.m.

Ruskin Air Management Limited at 10:32 a.m.

Shiitake Limited at 10:26 a.m.

Stackpole Investments Limited at 10:25 a.m.

Swindon Silicon Systems Limited at 10:25 a.m.

Tomkins Acquisitions Limited at 10:15 a.m.

Tomkins Engineering Limited at 10:15 a.m.

Tomkins Finance Limited at 10:15 a.m.

Tomkins Finance Luxembourg Limited at 10:15 a.m.

Tomkins Funding Limited at 10:15 a.m.

Tomkins Ideal Clamps (Suzhou) Investments Limited at 10:15 a.m.

24 June 2011

Tomkins Investments China Limited at 10:15 a.m.

Tomkins Investments Limited at 10:15 a.m.

Tomkins Limited at 10:15 a.m.

Tomkins Overseas Company at 10:15 a.m.

Tomkins Overseas Investments Limited at 10:15 a.m.

Tomkins Pension Services Limited at 10:15 a.m.

Tomkins SC1 Limited at 10:15 a.m.

Tomkins Sterling Company at 10:15 a.m.

Tomkins Treasury (Canadian Dollar) Limited at 10:15 a.m.

Tomkins Treasury (Dollar) Company at 10:15 a.m.

Tomkins Treasury (Euro) Company at 10:14 a.m.

Trico Products (Dunstable) Limited at 10:13 a.m.

Willer & Riley Limited at 10:12 a.m.

1.3.3	a certificate (and the annexures thereto) of a director of each of the English Guarantors dated 29 September 2010, except for the certificate of Gates PowerTrain UK Limited which is dated 24 February 2011 and the certificate of Tomkins Acquisitions Limited which is dated 30 September 2010 (the “Certificates”);

1.3.4	an executed copy of the Indenture; and

1.3.5	a draft of the Registration Statement.

1.4	Applicable law

This letter, the opinions given in, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts as at today’s date. In particular:

1.4.1	we have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated below; and

1.4.2	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending by implication or otherwise, to any other matters.

2.	OPINIONS

Subject to paragraph 1 (Introduction) and the other matters set out in this letter, it is our opinion that, as at today’s date:

2.1	Corporate existence

Each of the English Guarantors were duly incorporated under the laws of England as a company with limited liability and:

24 June 2011

2.1.1	the Searches revealed no order or resolution for the winding up of any of the English Guarantors and no notice of appointment in respect of any of the English Guarantors of a liquidator, receiver, administrative receiver or administrator; and

2.1.2	the Enquiries indicated that no petition for the winding up of any of the English Guarantors had been presented.

2.2	Corporate Authority

The execution of the Indenture and the exercise by each of the English Guarantors of its rights and the performance of its obligations thereunder, including under the guarantees set out in the Indenture, have been duly authorised by all necessary corporate action on the part of each of the English Guarantors.

2.3	Capacity

Each of the English Guarantors has the requisite corporate capacity to enter into the Indenture, including the guarantees set out therein, and to perform its obligations thereunder.

2.4	No conflict

The entry into, delivery and performance of its obligations under the Indenture by each of the English Guarantors does not violate its memorandum and articles of association, or (ii) any existing laws of England and Wales applicable to companies generally.

2.5	Due Execution and Delivery

The English Guarantors have duly executed and delivered the Indenture.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the Registration Statement.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressees of any change in circumstances happening after the date of this letter which would alter our opinions.

4.	ADDRESSEES

This letter is addressed to you solely for your benefit in connection with the Registration Statement. This letter may not be relied upon by you for any other purpose, or furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose (including, without limitation, by any person, firm or other entity that acquires Notes from you), without our prior written consent, which may be granted or withheld in our discretion.

24 June 2011

Notwithstanding the above, this letter may be relied upon by Latham & Watkins LLP in connection with the filing of the Registration Statement and its opinion with respect to the validity of the securities being registered thereunder. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully

/s/ LATHAM & WATKINS

SCHEDULE 1

Assumptions

The opinions in this letter have been made on the basis of the following assumptions:

1.	Genuine, authentic and complete documents/searches

(a)	The genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	that all documents, forms and notices which should have been delivered to the Companies Registration Office on behalf of, or relating to, each of the English Guarantors have been so delivered and the files of records maintained at the Companies Registration Office concerning each of the English Guarantors, as reproduced for us by our search agents, were complete, accurate and up to date at the time of the Searches, and have not since the time of the Searches been altered;

(c)	that the contents of the Certificates are correct in all respects and the attachments to the Certificates are complete, accurate and up to date;

(d)	that the proceedings and resolutions described in the minutes of the meetings of the board of directors of each of the English Guarantors referred to in the Certificates were duly conducted as so described, the persons authorised therein to execute the Indenture on behalf of each of the English Guarantors (the “Authorised Signatories”) were so appointed and that each of the meetings referred to therein was duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of directors’ interests or the power of interested directors to vote), a quorum was present throughout, the requisite majority of directors voted in favour of approving the resolutions and the resolutions passed thereat were duly adopted, have not been revoked or varied and remain in full force and effect; and

(e)	that none of English Guarantors has passed any new resolutions affecting, terminating, revoking or superseding the resolutions contained in the Certificates as reviewed by us.

2.	Parties

(a)	To the extent that the obligations of each of the English Guarantors under the Indenture may be dependent upon such matters, that with respect to any party (other than, to the extent expressly set out in the opinions in this letter in relation to the English Guarantors), such party:

(i)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(ii)	is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgments, awards, injunctions or orders binding upon it or its property;

(iii)	has the requisite organisational and legal power and authority to perform its obligations under all relevant documents;

(iv)	is duly qualified to engage in the activities contemplated by all relevant documents and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under such documents;

(v)	is authorised under all applicable laws of its jurisdiction and domicile (where not England and Wales) to submit to the jurisdiction of the English courts and, where not incorporated or domiciled in England and Wales, has validly submitted to such jurisdiction; and

(vi)	has (or in the case of the Notes will have) validly authorised, executed and delivered all relevant documents;

(b)	that, where a document is required to be delivered, each party to it has (or in the case of the Notes will have) delivered the same without it being subject to any escrow or other similar arrangement; and

(c)	that, where any obligations entered into by the English Guarantor under the Indenture involve the giving of a guarantee or security in support of the obligations of a parent company, such obligations do not require the making of a provision (as contemplated by s.831(3) of the Companies Act 2006) which would result in any reduction in the English Guarantor’s net assets (or, to the extent they will result in a reduction, that reduction can be met out of the English Guarantor’s distributable reserves) or increase in the English Guarantor’s net liabilities.

3.	Other documents or arrangements

(a)	That the Indenture remains accurate and complete and has not been amended, terminated or otherwise discharged as at the date of this letter;

(b)	the absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings, amending, rescinding or modifying or suspending any of the terms of the Indenture or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of such agreements and documents; and

(c)	that the Indenture has been entered into in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on each of the English Guarantors’ business and that there are reasonable grounds for believing that the giving of the guarantees in the Indenture by each of the English Guarantor will promote such English Guarantor’s success for the benefit of the members as a whole.

4.	Representations and warranties

That all statements of fact and representations and warranties contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading.

5.	Foreign laws

That there are no provisions of the laws, and there is no public policy, of any jurisdiction outside England which would be contravened by the execution and delivery of, or the performance of the obligations under, the Indenture and that, insofar as any obligation under, or action to be taken under, the Indenture is required to be performed or taken in any jurisdiction outside England, the performance of such obligation or taking of such action will not be illegal or unenforceable by virtue of the laws, or contravene any public policy, of that jurisdiction.

6.	Filings, approvals, consents etc.

That no consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required from any governmental or regulatory authority in connection with the execution, delivery and performance of the Indenture by any of the parties thereto or if such consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required, these have been made or will be made within the prescribed time limits.

7.	Insolvency

That none of the parties to the Indenture has taken any corporate or other action nor have any steps been taken or legal proceedings been started against any such party for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, any such party or all or any of its or their assets (or any analogous proceedings in any jurisdiction) and none of the parties to the Indenture is unable to pay its debts as they fall due, is insolvent or has been dissolved or declared bankrupt.

SCHEDULE 2

Reservations

The opinions in this letter are subject to the following reservations:

1.	Limitations of Searches

The Searches and the Enquiries are not conclusively capable of revealing whether or not insolvency proceedings have been commenced. We have not made any enquiry of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order made by, such County Court against the English Guarantor.

2.	Insolvency

The opinions set out in this letter are subject to:

(a)	any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances; and

(b)	an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

3.	Monetary obligations payable other than in Sterling

Whilst, in the event of any proceedings being brought in an English court in respect of any monetary obligation expressed to be payable in a currency other than Sterling, an English court would have power to give judgment to pay such currency, it may decline to do so in its discretion and an English court might not enforce the benefit of a currency conversion or indemnity clause and, with respect to bankruptcy, insolvency, liquidation, moratorium, reorganisation, reconstruction or similar proceedings, English law may require that all claims or debts are converted into Sterling at an exchange rate determined by the court at a date related thereto, such as the date of commencement of a winding-up.

4.	Matters of fact

We express no opinion as to matters of fact.

SCHEDULE 3

English Guarantors

ACD Tridon (Holdings) Limited (03113491)

Air System Components Investments China Limited (06555816)

Beta Naco Limited (02270689)

British Industrial Valve Company Limited (00431157)

Gates Auto Parts Holdings China Limited (06411482)

Gates Engineering & Services UK Holdings Limited (06907534)

Gates Fluid Power Technologies Investments Limited (06555836)

Gates Holdings Limited (04165143)

Gates PowerTrain UK Limited (07474199)

H Heaton Limited (00143011)

Olympus (Ormskirk) Limited (00559058)

Ruskin Air Management Limited (00738495)

Shiitake Limited (00367671)

Stackpole Investments Limited (05932999)

Swindon Silicon Systems Limited (01378199)

Tomkins Acquisitions Limited (7323239)

Tomkins Engineering Limited (00134382)

Tomkins Finance Limited (04805031)

Tomkins Finance Luxembourg Limited (06625828)

Tomkins Funding Limited (00459191)

Tomkins Ideal Clamps (Suzhou) Investments Limited (05345092)

Tomkins Investments China Limited (05588989)

Tomkins Investments Limited (00313862)

Tomkins Limited (0203531)

Tomkins Overseas Company (04453155)

Tomkins Overseas Investments Limited (00286193)

Tomkins Pension Services Limited (00984887)

Tomkins SC1 Limited (00548989)

Tomkins Sterling Company (05638281)

Tomkins Treasury (Canadian Dollar) Limited (04758649)

Tomkins Treasury (Dollar) Company (04528457)

Tomkins Treasury (Euro) Company (04528476)

Trico Products (Dunstable) Limited (02866179)

Willer & Riley Limited (00245777)